Exhibit 99.1
   Food Company, Inc.
One Dole Drive • Westlake Village, CA 91362 • 818-874-4000 • Fax 818-874-4625
NEWS RELEASE
Contact: Joseph Tesoriero
Phone: (818) 879-6900
Contact: Beth Potillo
Phone: (818) 879-6733
DOLE FOOD COMPANY, INC. EXTENDS THE CONSENT PAYMENT DEADLINE
FOR THE TENDER OFFER AND CONSENT SOLICITATION FOR ITS 8 5/8%
SENIOR NOTES DUE 2009
WESTLAKE VILLAGE, CALIFORNIA, March 2, 2009 — Dole Food Company, Inc. (“Dole”) announced today that, as of 5:00 p.m., New York City time, on February 27, 2009, it had extended the consent payment deadline with respect to its previously announced cash tender offer to purchase all of its 8 5/8% senior notes due 2009 (the “Notes”) to 5:00 p.m., New York City time, on March 4, 2009. In conjunction with the tender offer, Dole is soliciting consents from holders of the Notes to effect certain proposed amendments to the indenture governing the Notes. The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement, dated as of February 13, 2009, and the related Letter of Transmittal and Consent. The tender offer will expire at midnight, New York City time, on March 13, 2009, unless extended or earlier terminated.
As of the close of business on February 27, 2009, approximately $240 million (or 69%) in aggregate principal amount of the Notes had been tendered and consents to the proposed amendments to the indenture governing the Notes had been received from holders of 69% in aggregate principal amount of the Notes. These consents are sufficient to amend the indenture governing the Notes, upon closing of the tender offer and consent solicitation.
This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The Offer is being made pursuant to the Offer to Purchase and Consent Solicitation Statement and related materials, copies of which will be delivered to all holders of the Notes. Persons with questions regarding the Offer should contact the Dealer Managers and Solicitation Agents, Deutsche Bank Securities Inc., at (800) 553-2826 (toll free) or (212) 250-3276 (collect) or Banc of America Securities LLC, at (888) 292-0070 (toll free) or (704) 388-9217 (collect), or the Information Agent, Global Bondholder Services Corporation, at (866) 389-1500 or (212) 430-3774.

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Dole, with 2008 net revenues of $7.6 billion, is the world’s largest producer and marketer of high-quality fresh fruit and fresh vegetables. Dole markets a growing line of packaged and frozen fruit and is a produce industry leader in nutrition education and research.
This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Forward looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends,” “anticipates” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; energy supply and pricing; changes in interest and currency exchange rates; economic crises; security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its SEC filings.

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